ALEXANDRA CAPITAL CORP.
Suite 300
2015 Burrard Street
Vancouver, B.C. V6J 3H3

PRIVATE & CONFIDENTIAL

April 5, 2018

PLYMOUTH ROCK TECHNOLOGIES INC.
3500 S. Dupont Highway
Dover, Delaware USA 19901

(hereinafter referred to as "**Plymouth**")

DANA E. WHEELER – 18 Miles Ct. Plymouth MA 02360
CARL N. CAGLIARINI
STUART W. HARMER

(hereinafter together referred to as the "**Shareholders**")

RE: INTENTION TO ACQUIRE PLYMOUTH ROCK TECHNOLOGIES INC.

Dear Sirs:

This non-binding letter of intent ("**LOI**") summarizes our mutual understandings and commitments in respect of a proposed transaction (the "**Transaction**") among Alexandra Capital Corp. ("**Alexandra**"), Plymouth and the Shareholders. Upon full implementation, Alexandra will acquire all the issued and outstanding shares of Plymouth in exchange for common shares of Alexandra.

The matters described herein reflect our present intention, but except as provided below, are not binding on any of us and do not constitute a definitive agreement.

The terms and conditions contained herein are non-binding (except for the terms arising under section 3, and under sections 8 – 14 inclusive) and are subject to change based on due diligence. It is the intention of the parties that this LOI shall constitute a non-binding agreement between the parties pending the conclusion of a final share purchase agreement (the "**Definitive Agreement**"). The parties to this LOI will negotiate in good faith to complete the Definitive Agreement as soon as reasonably practicable and the Definitive Agreement will incorporate the terms and conditions of this Agreement, together with such representations and warranties and additional covenants, terms and conditions respecting Plymouth and all related matters as are usual and customary in transactions of a similar size and character, including without restricting the generality thereof, representations and warranties with respect to ownership of and good title to the Plymouth shares.

PW

Background

Alexandra is a publicly traded company, the shares of which are listed on The Canadian Securities Exchange ("**CSE**") and is designated a mining issuer. Alexandra has issued and outstanding share capital of 21,077,500 common shares. Alexandra also proposes to close the first tranche of a previously announced private placement for working capital by the issuance of 1,442,000 common shares at and for the price of CDN $0.50 per share. Alexandra has also issued 750,000 incentive stock options and 912,000 share purchase warrants which, if exercised, would increase Alexandra's issued and outstanding share capital to 24,181,500 common shares on a fully diluted basis.

Plymouth is a private Delaware corporation that is developing a system using Wi-Fi radar techniques for threat detection screening in Wi-Fi enabled zones in buildings and places, for example airports, shopping malls, schools and sports venues. Plymouth is also developing other threat detection systems and technologies that can be integrated into existing screening environments.

Plymouth has authorized share capital of 1,000 shares with a par value of USD$0.001 per share, of which the following shares are issued and outstanding and held by the Shareholders, on a fully diluted basis:

Name of Shareholder	Number of Shares Held
Dana E. Wheeler	500
Carl N. Cagliarini	400
Prof. Stuart W. Harmer	100

The Transaction, if fully implemented, will constitute a change of business for Alexandra under the policies of the CSE. As a result, upon execution of the Definitive Agreement by all the parties hereto, the common shares of Alexandra will be halted from trading pursuant to the policies of the CSE.

The Transaction

1. Subject to the terms and conditions set forth herein and in the Definitive Agreement, Alexandra, Alexandra will acquire all the issued and outstanding shares of Plymouth held by the Shareholders in exchange for the issuance from treasury of 3,000,000 common shares in the capital of Alexandra (the "**Purchase Shares**") to the Shareholders, in proportion to their respective shareholdings in Plymouth. Notwithstanding the foregoing, Alexandra may consider alternative forms of structuring the Transaction provided there are no adverse consequences to Plymouth, including other business combination that the parties mutually agree to.

2. The Shareholders acknowledge that the Purchase Shares shall be subject to escrow and resale restrictions under securities law and CSE policy.

DW

Mutual Due Diligence

3. Alexandra shall be entitled from the date of execution of this LOI by the Shareholders, Plymouth and Alexandra until the close of business on April 30, 2018 (the "**Due Diligence Period**") to continue to carry out at Alexandra's expense, a complete inspection and review of the business and records of Plymouth (the "**Due Diligence Inspection**"). Plymouth shall be entitled during the Due Diligence Period to carry out at Plymouth's expense a complete inspection and review of the business and records of Alexandra. Prior to completion of the Definitive Agreement, Alexandra and Plymouth will provide to one another access to the books, records, data, claim information, facilities and personnel of the parties as either party may reasonably request. Alexandra and Plymouth will at all times permit one another and their representatives to review the business, assets and operations of Alexandra and Plymouth, as the case may be

Closing Date

4. The closing date of the Transaction (the "**Closing Date**") shall be specified in the Definitive Agreement and shall be no later than 90 days after the date the Definitive Agreement has been executed and delivered by all parties hereto, or such other date as the parties hereto may agree in writing. Notwithstanding the foregoing, the parties agree to use reasonable commercial efforts to complete the Transaction at the earliest possible date, subject to satisfaction of all conditions precedent.

Name Change

5. Upon completion of the Transaction, subject to shareholder and regulatory approval, Alexandra will change its name to "Plymouth Rock Technologies Inc." or such similar name as the parties may agree upon.

Directors

6. On closing of the Transaction, one of the current directors of Alexandra shall submit his or her resignation from the board of the directors, and two of the current directors (as nominee of the current board of directors) shall remain on the board. The board shall appoint one of the Shareholders to fill the vacancy on the board.

Conditions to the Obligations of Alexandra, Plymouth and the Shareholders

7. The Definitive Agreement will contain customary conditions to closing such as approval of Alexandra's and Plymouth's shareholders, receipt of all applicable regulatory approvals and the accuracy of representations and warranties as well as the following additional conditions:

(a) completion by Alexandra of the Due Diligence Inspection to the satisfaction of Alexandra, including the nature and value of Plymouth's assets, including without limitation the License Option, the nature and extent of Plymouth's obligations and satisfactory review of the tax and securities implications of the Transaction;

(b) completion by the Shareholders of their review of the business and records of Alexandra, to the satisfaction of the Shareholders, including the nature and value

Dw

of Alexandra's assets, the nature and extent of Alexandra's obligations and satisfactory review of the tax and securities implications of the Transaction;

(c) Plymouth and the Shareholders taking all proper steps, actions and corporate proceedings for the acquisition by Alexandra of Plymouth;

(d) Plymouth and Alexandra obtaining all required directors, shareholders, regulatory, and third party consents;

(e) all approvals required under existing credit, lease or other material agreements of Plymouth; and

(f) no further issuances of Plymouth Shares or rights or options to purchase same and the exercise or cancellation, before completion of the Transaction, of all options, warrants and other rights presently outstanding.

Standstill Agreement

8. Plymouth and the Shareholders agree than none of them nor any of their respective affiliates will pursue, solicit or discuss any opportunities for any party other than Alexandra to acquire or otherwise control Plymouth or its capital stock until this LOI is terminated.

Lock-Up Agreement

9. Alexandra and Plymouth agree that they will use their respective reasonable best efforts to obtain lock-up agreements with their respective insiders and control persons by which such insiders and control persons agree to vote their respective shares in favour of the Transaction.

Fees and Expenses

10. Each of Alexandra, the Shareholders and Plymouth agrees that, whether or not the Transaction is consummated, each of them will pay its own and its representatives' fees and expenses, including any fee for advice or opinions incurred in connection with the negotiation, preparation, execution and delivery of this LOI and the Definitive Agreement.

Disclosure

11. Alexandra, Plymouth and the Shareholders will work in good faith to ensure timely receipt of all applicable approvals and to provide full, true and complete disclosure each to the other of the materials reasonably required in connection with respective due diligence reviews in a timely fashion having regard to the scope and nature of the transactions described in this letter. Each of Alexandra and Plymouth (and their respective affiliates, representative, agents and employees) will keep such information confidential and will not, except as provided below, disclose such information or use such information for any purpose other than for the evaluation and consummation of the Transaction.

pw

Publicity

12. Neither Alexandra nor Plymouth will make any press release, public announcement or public statement about the transactions contemplated herein which has not been previously approved by the other, except that Alexandra may make a press release or filing with a regulatory authority if counsel for Alexandra advises that such press release or filing is necessary.

Definitive Agreement

13. Alexandra, Plymouth and the Shareholders will negotiate in good faith to complete the Definitive Agreement as soon as reasonably practicable and the Definitive Agreement will incorporate the terms and conditions of this Agreement, together with such representations and warranties and additional covenants, terms and conditions respecting the Transaction and all related matters as are usual and customary in transactions of a similar size and character, including without restricting the generality thereof, representations and warranties with respect to Plymouth's ownership of and good title to its assets and intellectual property; the Shareholders' title to the Plymouth Shares; the organization, authority, share capital and business operations of Plymouth (including Plymouth's liabilities, licenses, contracts, payment of taxes, permits, financial books and records, financial statements and compliance with laws); and the timely filing of all income tax elections, returns and reports by or on behalf of Plymouth.

Carry on Business

14. Alexandra and the Shareholders agree that each of Alexandra and Plymouth will carry on its respective business in the ordinary course until the Closing and will not, without the prior written consent of the Shareholders (in the case Alexandra) or Alexandra (in the case of Plymouth); terminate the employment of or hire any additional officer, director or employee; terminate or enter into any material contracts, permits, licenses, leases or other similar instruments; issue any securities (other than the issuance by Alexandra or Plymouth of common shares upon the exercise of the options or other convertible securities); incur any debts or liabilities other than in the ordinary course; alter its governing documents; or accept, solicit, initiate or encourage proposals or offers from any other party relating to the acquisition or disposition of all or any part of its issued or unissued shares or assets.

Further Assurances

15. The parties will with reasonable diligence do all such things and provide all such reasonable assurances as may be required to obtain the approval of applicable regulatory authorities, including the CSE, to the transactions contemplated in this LOI, and each party will provide such further documents or instruments as may be necessary to effect the purposes of this LOI. Without restricting the foregoing, Plymouth and the Shareholders acknowledge that they will be required to submit to CSE detailed information (including audited financial statements) about the business and affairs of Plymouth.

PW

If the foregoing reflects your understanding of our mutual intent relating to the Transaction, please indicate your confirmation by signing and returning the enclosed copy of this letter at your earliest convenience. This letter may be executed in counterpart and a faxed copy will be accepted as an original.

ALEXANDRA CAPITAL CORP.

By: ______________________________
Authorized Signatory

Confirmed this   day of April, 2018 by:

PLYMOUTH ROCK TECHNOLOGIES INC.

By: ______________________________
Authorized Signatory

ALEXANDRA CAPITAL CORP.

By: ______________________________
Authorized Signatory

______________________________	______________________________
WITNESS	**DANA E. WHEELER**
______________________________	______________________________
WITNESS	**CARL N. CAGLIARINI**
______________________________	______________________________
WITNESS	**PROF. STUART W. HARMER**

PW

If the foregoing reflects your understanding of our mutual intent relating to the Transaction, please indicate your confirmation by signing and returning the enclosed copy of this letter at your earliest convenience. This letter may be executed in counterpart and a faxed copy will be accepted as an original.

ALEXANDRA CAPITAL CORP.

By: ______________________________
Authorized Signatory

Confirmed this 9th day of April, 2018 by:

PLYMOUTH ROCK TECHNOLOGIES INC.

By: ______________________________
Authorized Signatory

ALEXANDRA CAPITAL CORP.

By: ______________________________
Authorized Signatory

WITNESS	DANA E. WHEELER
WITNESS	CARL N. CAGLIARINI
WITNESS	PROF. STUART W. HARMER